SUBSIDIARIES OF REGISTRANT


Wholly-owned subsidiaries:

     FCS Financial Communication Services, Inc., a Canadian corporation

     Acquisitions & Sales, Inc., a Pennsylvania corporation

42%-owned subsidiary:

     Qualtronics Corporation, Inc., a Pennsylvania corporation